Exhibit 99.1

Vimeo Announces Departure of Anjali Sud as CEO, Appointment of Adam Gross as Interim CEO

Anjali Sud will remain CEO through August 31, 2023

Company reaffirms second quarter and fiscal year 2023 financial outlook

NEW YORK, NY - July 5, 2023 - Vimeo (Nasdaq: VMEO) announced today that after nine years at the company, Chief Executive Officer Anjali Sud will be departing to pursue a new opportunity. Effective September 1, board member and seasoned SaaS executive, Adam Gross, will step in as interim CEO while the company initiates a search for a permanent replacement.

“As an experienced executive, SaaS veteran and trusted member of Vimeo’s board since 2021, Adam brings a deep understanding of Vimeo and is well-placed to oversee the continued execution of the company’s strategy. I look forward to partnering closely with him and Vimeo’s seasoned leadership team as we focus on the significant opportunity ahead,” said Glenn H. Schiffman, Vimeo’s chairman of the board. “We are grateful for Anjali’s impact over nine years at the company and a pivotal era of transformation at Vimeo, and I have no doubt she’ll continue to do big things.”

“Video is becoming central to how businesses operate, and Vimeo’s proven experience and technology have earned it a leading role in this rapidly expanding opportunity,” said Adam Gross. “Having spent the last two years working closely with the executive team and the details of the business, I’m thrilled to step into this role to accelerate and streamline the company’s strategy in making video a key part of how every business communicates with its customers, employees, and partners.”

"I believe deeply in the company’s strategy, team, and future success, and will continue to be an enthusiastic supporter for every moment of what comes next,” said Anjali Sud. “I am excited for Adam and for Vimeo to benefit from his experience and leadership.”

Financial Outlook

Vimeo reaffirms its second quarter and fiscal year 2023 outlook for revenue and adjusted EBITDA, and will provide a full update on its second quarter results in its upcoming earnings report after market close on August 1 and live Q&A session on August 2.

About Adam Gross

Adam is a SaaS and enterprise software veteran, having started two companies, and held senior roles at high growth, industry-leading companies including Salesforce and Dropbox. In 2013 Adam sold Cloudconnect, a company he co-founded, to Heroku, a Salesforce subsidiary, and later served as CEO of Heroku, expanding the business from self-serve to enterprise. Adam is an active startup investor and advisor in several companies including dbt, Cribl, Tailscale, and Buildkite.

About Vimeo

Vimeo (NASDAQ:VMEO) is the world’s most innovative video experience platform. We enable anyone to create high-quality videos to connect better and bring ideas to life. We proudly serve our growing community of more than 300 million users — from creative storytellers to globally distributed teams at the world's largest companies. Learn more at www.vimeo.com.

Media Contact

Lisa Chan

press@vimeo.com

Investor Contact

Ken Goff

IR@vimeo.com